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EXHIBIT 99.1

divine, inc. to File Voluntary Petition to Reorganize Under Chapter 11 Today

Operations Expected to Continue Without Interruption; Company has Received Letter of Intent to Acquire All Assets of the Business and Continues to Seek Potential Buyers

        CHICAGO—Feb. 25, 2003—divine, inc. (Nasdaq: DVIN—News) announced today that its board of directors has authorized divine and several of its subsidiaries to file a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code later today. Today's action will be taken to protect the value and viability of divine's operations while it works to restructure its liabilities and achieve a timely and favorable resolution to the remaining economic issues facing the RoweCom, inc. subsidiary. In part to increase the efficiency of the reorganization process, divine will file the petition in the United States Bankruptcy Court in Boston Massachusetts, the same venue where RoweCom's Chapter 11 case is proceeding. divine's subsidiary divine/Whitman-Hart, formed with the acquisition of certain assets of marchFIRST, is not included in this filing.

        The firm of Casas, Benjamin & White LLC (CBW), a financial advisory firm that specializes in corporate restructurings, will assist divine's current management team in handling day-to-day operations. divine and CBW intend to continue to explore strategic options with Broadview International LLC including the possible sale of its assets to a well-capitalized buyer or buyers, in order to maximize return to creditors. divine is reporting approximately $25 million in unrestricted cash on hand, which will provide sufficient capital to operate the business as various options are considered to maximize value to the creditors.

        Since engaging Broadview to explore strategic options, divine has received substantial interest in each of its operating units, with several organizations expressing interest in purchasing some or all of divine's assets and operations. divine has received a letter of intent from financial investment firm GTCR Golder Rauner LLC to acquire divine's business in its entirety. Any sale of divine's assets would be accomplished pursuant to section 363 of the Bankruptcy Code and would be subject to final approval of the Bankruptcy Court. Any sale would also be subject to an auction process to yield the highest and best offer.

        One of divine's top priorities is ensuring that customers are protected and that they continue to receive products, services and support. divine has retained the critical staff to ensure that its operations will continue without interruption during the Chapter 11 reorganization and sale process. divine expects that the protections of the Chapter 11 process will allow the company to undertake these efforts, as well as seek potential buyers of its assets, in an organized, Court-supervised setting and with minimal disruption to its businesses.

        As a result of this filing, divine's fourth-quarter and end-of-year 2002 financial results release and conference call, previously scheduled for this afternoon, have been cancelled.

About divine, inc.

        divine, inc., (Nasdaq: DVIN—News) is focused on extended enterprise solutions. Through professional services, software services and managed services, divine extends business systems beyond the edge of the enterprise throughout the entire value chain, including suppliers, partners and customers. divine offers single-point accountability for end-to-end solutions that enhance profitability through increased revenue, productivity and customer loyalty. The company provides expertise in collaboration, interaction and knowledge solutions that enlighten, empower and extend enterprise systems.

        Founded in 1999, divine focuses on Global 5000 and high-growth middle market firms, government agencies and educational institutions and currently serves over 20,000 customers. For more information, visit the company's Web site at http://www.divine.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

        The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to: divine's ability to successfully sell assets or businesses; divine's ability to generate sufficient cash from these sales; divine's ability to develop new customers and retain existing customers while in a distressed condition; divine's ability to become cash flow positive before it depletes its cash reserves or becomes insolvent; divine's ability to retain key personnel; divine's ability to maintain its Nasdaq listing; divine's ability to develop enterprise Web software and services; the uncertainty of customer demand for enterprise Web software and services; divine's ability to predict revenues from project-based engagements; divine's ability to reduce expenses to levels consistent with its revenues; divine's ability to keep pace with technological developments and industry requirements; divine's ability to effectively manage its operations; changes in the market for Internet services and the economy in general, including as a result of any additional terrorist attacks or responses to terrorist attacks; increasing competition from other providers of software solutions and professional services; the extent to which customers want to purchase software applications under hosted subscription based models; divine's ability to address the risks associated with international operations; and other unanticipated events and conditions. For further information about these and other risks, uncertainties, and contingencies, please review the disclosure under the caption "Risk Factors" in divine's most recently filed Form 10-K, and under the caption "Special Note on Forward-Looking Statements" in divine's most recent Forms 10-K and 10-Q filed with the SEC. When used in this release and documents referenced, the words "anticipate," "believe," "estimate," "will," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. You should not place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief, or expectation only as of the date hereof. divine undertakes no obligation to publicly revise these forward-looking statements or risks, uncertainties, or contingencies to reflect events or circumstances that arise after the date hereof.

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divine is a trademark of divine, inc. All other trademarks, trade names and service marks referenced herein are the properties of their respective companies.

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  EXHIBIT 99.1